Exhibit 99.3

August 1, 2004

VIA EMAIL AND COURIER

SportsLine.com, Inc.

2200 W. Cypress Creek Road

Fort Lauderdale, FL 33309

Tel.: 954-351-2120

Attn:	Michael Levy, Chief Executive Officer
Kenneth Gersh, Vice President, General Counsel

Gentlemen:

Reference is made to (i) the Agreement dated as of March 5, 1997, between SportsLine.com, Inc. (formerly known as SportsLine USA, Inc., “SportsLine”) and CBS Broadcasting Inc. (as successor to CBS Inc., “CBS”), as amended through the date hereof (the “Agreement”) and (ii) the Agreement and Plan of Merger dated as of August 1, 2004, among SportsLine, Viacom Inc. and Stargate Acquisition Corp. Two. Unless otherwise defined herein, terms are used herein as defined in the Agreement.

Section 1 of the Agreement is hereby amended by adding thereto in appropriate alphabetical order the following definition:

“‘Deferral Date’ means the date that is ten trading days after the earlier of the date of (i) the termination in accordance with its terms of the Agreement and Plan of Merger dated as of August 1, 2004, among SportsLine.com, Inc., Viacom Inc. and Stargate Acquisition Corp. Two (as it may be amended from time to time, the “Merger Agreement”) and (ii) the Effective Time (as defined in the Merger Agreement).”

Subparagraphs 10.2(b), 10.2(c) and 10.2(d) of the Agreement are hereby amended by deleting therein each of the references to August 1, 2004 and substituting therefor references to “the Deferral Date”.

Each reference in the Agreement, any amendments thereto and any other agreement related thereto, to the Agreement shall mean and be a reference to the Agreement as amended hereby. Except as expressly and specifically amended by this Letter, the provisions of the Agreement shall remain in full force and effect.

Each party hereto represents and warrants to the other as follows: the execution, delivery and performance by such party of this Letter, and the consummation by such party of the transactions contemplated hereby, are within such party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such party; this Letter has been duly executed and delivered by such party and this Letter constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms. SportsLine further represents and warrants that a special committee of its Board of Directors comprised of non-CBS affiliated members has determined that this letter agreement is fair to and in the best interests of the stockholders of SportsLine, and has approved the transactions contemplated hereby.

This Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Letter shall be effective upon due execution and delivery by each party hereto and may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Very truly yours,

CBS BROADCASTING INC.

By	/s/ MICHAEL D. FRICKLAS
Name:	Michael D. Fricklas
Title:	Executive Vice President

Acknowledged and Agreed to by:

SPORTSLINE.COM, INC.

By	/s/ MICHAEL LEVY
Name:	Michael Levy
Title:	President and Chief Executive Officer

cc:	Richard J. Bressler

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